Exhibit 99.0

MATTEL, INC.

PERSONAL INVESTMENT PLAN

FIFTH AMENDMENT TO THE OCTOBER 1, 2001 RESTATEMENT

W I T N E S S E T H:

WHEREAS, Mattel, Inc. (“Mattel”) sponsors the Mattel, Inc. Personal Investment Plan, as amended (the “Plan”); and

WHEREAS, Mattel desires to amend the Plan to provide for the full vesting of the Plan accounts of participants employed by American Girl, Inc. in Eau Claire, Wisconsin and by Mattel in Mount Laurel, New Jersey and Company Contributions under the Plan for participants employed by American Girl, Inc.; and

WHEREAS, in Section 16.1 of the Plan, Mattel reserved the right to amend the Plan at any time in whole or in part;

NOW, THEREFORE, in order to effect the foregoing, Mattel does hereby declare that the Plan be, and it hereby is, amended as follows:

1. Effective July 1, 2003, Section 6.1(b) of the Plan is amended by adding the following sentence to the end thereof:

“In the case of the American Girl, Inc. Participating Company (the successor to the assets and business of Pleasant Company), for each month of each Plan Year commencing on and after July 1, 2003, Participants shall receive a contribution to the Participant’s Company Contributions Account equal to a percentage of the Participant’s Compensation during such month according to the Participant’s attained age as of the last day of the preceding month, in accordance with the immediately preceding chart.”

2. Effective January 1, 2004, Section 8.1 of the Plan is amended by adding the following new paragraph (k) to the end thereof:

“(k) Additionally, each Participant who (i) was employed at the Eau Claire, Wisconsin facility of American Girl, Inc. on January 1, 2004 or (ii) was employed at the Company’s Mount Laurel, New Jersey facility on January 1, 2004 shall at all times be one hundred percent (100%) vested in his Company Matching Account and his Company Contributions Account.”

3. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Mattel has caused this instrument to be executed by its duly authorized officer this 31st day of July, 2004.

MATTEL, INC.

By:	/s/ Alan Kaye
Alan Kaye, Senior Vice President, Human Resources